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FELDMAN FINANCIAL ADVISORS, INC.
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                                                   1725 K STREET, NW o SUITE 205
                                                            WASHINGTON, DC 20006
                                             (202) 467-6862 o FAX (202) 467-6963



June 19, 2002



Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York 11201

Gentlemen:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Altantic Liberty Savings, F.A. (the "Association"), pursuant to the Plan of Conversion adopted by the Board of Directors of the Association, do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.

Such opinion is based on the fact that the subscription rights are acquired by the recipients without payment therefor, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of Atlantic Liberty Financial Corp., the holding company formed to acquire all of the capital stock of the Association, at a price equal to its estimated aggregate pro forma market value, which will be the same price at which any unsubscribed shares will be sold in the community offering.

Sincerely,


/s/ FELDMAN FINANCIAL ADVISORS, INC.
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    FELDMAN FINANCIAL ADVISORS, INC.